EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST Corporation Regains Compliance
With Nasdaq Minimum Bid Price Rule

CHERRY HILL, NJ, December 28, 2009 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced that on December 23, 2009, it received a letter from the Nasdaq Stock Market ("Nasdaq") confirming that the Company has regained compliance with the $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Listing Rule 5550(a)(2). Pursuant to Nasdaq's rules, the Company was required to achieve a closing bid price of at least $1.00 per share for 10 consecutive trading days which was completed on December 22, 2009.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201